Exhibit 10.1
SUMMARY OF FINAL TERMS
FOR CARY B. WOOD EMPLOYMENT AGREEMENT

Position	Chief Executive Officer

Term of Employment	At will employment. Employment may be terminated by Cary Wood (“Wood”) or Sparton Corporation (“the Company”), at any time. The Employment Agreement (“the Agreement”) will have an initial term of 3 years.

Board of Directors	Wood shall be appointed to the Board of Directors upon his hire and thereafter nominated as a member of the Board during each year of Wood’s employment as necessary. Following Wood’s termination, he will be deemed to have resigned from the Board.

Salary	$400,000 base salary minus normal payroll deductions.

Bonus	2009 Performance Bonus
At least $113,333, with a maximum target opportunity of $226,666 (66% of base) each of which is pro-rated for approximate mid-year entry, assuming performance goals are achieved under the written objective and subjective criteria established by the Company with input from Wood.

2010 Performance Bonus
At least $170,000, with a maximum target opportunity of $340,000 (80% of base), assuming performance goals are achieved under the written objective and subjective criteria established by the Company with input from Wood.

2011 & 2012 Performance Bonuses
No required minimum bonus with a maximum target opportunity of $340,000 (80% of base), assuming performance goals are achieved under the written objective and subjective criteria established by the Company with input from Wood for the fiscal years ending in June, 2011 and June, 2012. The performance bonuses for fiscal years ending on June 30, 2009, 2010, 2011, and 2012 are forfeited in the event Wood is terminated for Cause under the terms of the Agreement.

Long-Term Incentives
Long-term Incentive Grants	Wood will be awarded Long-term Incentives in accordance with the Company’s Senior Executive Long-term Incentive Plan as established by the Board of Directors.

Restricted Stock
Number of Shares	120,000 shares of restricted stock with a grant date of November 24, 2008.

Vesting Schedule	46,666 shares vest on June 30, 2009
46,666 shares vest on June 30, 2010
26,668 shares vest on June 30, 2011

Signing Bonus	$50,000 cash bonus payment to be paid within 30 days of November 6, 2008. If Wood is terminated For Cause or if Wood resigns without Good Reason (as defined in the Agreement) prior to November 24, 2009, Wood will repay the bonus to the Company.

Benefits	Wood will be eligible to participate in the Company’s employee benefit plans, policies and arrangements applicable to other executive officers including: participation in the 401(k) plan, medical, dental, vision and life and disability insurance, as applicable.

Perquisites	Wood will be eligible for Company perquisites as at least the same level as other senior executive officers including auto allowance and country club membership.

Time-Off	Wood will receive paid time-off in accordance with Company policy for other senior executive officers, but no less than 19 days of paid time off annually.

Relocation Benefit	Wood shall receive the standard relocation package provided by the Company for reasonable expenses incurred in moving to a mutually agreeable location within a 30-minute commute of the Company’s Jackson, Michigan offices.

Attorneys’ Fees	The Company shall reimburse Wood for reasonable legal and tax advice expenses incurred in the negotiation, preparation and execution of the Employment Agreement in an amount not to exceed $10,000.

Termination for Cause	The Company can terminate the Agreement at any time For Cause as defined in the Agreement without recourse, except for vested benefits.

Termination Without Cause	The Company can terminate the Agreement at any time Without Cause and shall pay Wood certain salary continuation benefits, a performance bonus and certain COBRA benefits, all as more specifically described in the Agreement.

Termination by Wood	Wood can terminate the Agreement for Good Reason, as defined

For Good Reason	in the Agreement, and be entitled to the benefits provided in the event of a Termination Without Cause.

Confidentiality	During the term of the Agreement and thereafter Wood agrees to keep Company proprietary information confidential.

Non-Competition/Non-Solicitation	During the term of the Agreement and for a period of twelve months thereafter Wood shall not “compete” with the Company in the Electronic Manufacturing Services business, nor solicit employees or customers or suppliers of the Company, all as more specifically defined in the Agreement.